Exhibit 10.9

MOAB, Inc. c/o Millennium Pharmaceuticals, Inc. One Broadway, 15th Floor Cambridge, MA 02139 Tel 617 679 7219

August 1, 2001

Steven H. Holtzman

115 Powers Road

Sudbury, MA 01776

Dear Steve,

On behalf of Moab, Inc. (the “Company”). I am pleased to offer you the position of President and Chief Executive Officer.

1.	Effective Date: The effective date of your full-time employment with the Company shall be Monday, July 2, 2001.

2.	Salary: Your base salary will be $10,000 per bi-weekly pay period. Your salary will be paid periodically in accordance with the Company’s payroll procedures. In addition, in accordance with the Company’s regular compensation practices, from time to time the Company may adjust your salary based on your performance, the Company’s performance and such other factors as may be determined at the sole discretion of the Company’s Board of Directors or its designee. It is anticipated that your base salary will be increased as the Company’s size and scope of activities expand.

3.	Success Sharing: Commencing 2002, in addition to your eligibility for a merit increase, you may also be eligible to participate in the Moab Success Sharing cash bonus program, which includes a fixed percentage of salary target for each position, prorated for length of active service in the calendar year. The funding of the target is based on the Company meeting overall goals established at the beginning of each calendar year. In the event of Company performance below or above target, your personal bonus target may vary. Your individual bonus payment will also vary based on your individual performance. Your manager will work with you to establish your individual goals, which will be the primary factor in determining your bonus payment. Bonus payments will be made to eligible and active employees in March of 2003 for the 2002 Success Sharing Plan.

4.	Benefits: You may participate in any and all of the benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing these programs. At present, the Company has no medical benefit program, but, upon receipt of appropriate documentation, the Company will reimburse you for any premium payments you make for family medical and dental coverage under the law known as COBRA for coverage following July 30, 2001.

5.	Vacation: You are eligible for 15 days vacation accrual per year with an additional day added each year from 3 to 7 years, up to a total of 4 weeks. 11 paid holidays annually will be observed.

6.

Equity Participation, Vesting of Stock: Subject to approval by the Company’s Board of Directors, you will be granted a restricted stock award for 1,500,000 shares of the Company’s Common Stock, without payment of consideration by you. A complete description of the terms and conditions of the restricted stock award will be contained in the Company’s 2001 Stock Incentive

Plan and the form of stock restriction agreement to be entered into by you and the Company. The restricted stock award will vest as to one fourth (l/4th) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (l/48th) of the shares monthly thereafter until all shares are vested, provided that you remain employed by the Company. You will be entitled to a cash gross-up payment of $92,045 for the income taxes owed by you as a result of restricted stock grant. You should consider making a Section 83(b) election with respect to the restricted stock award within thirty (30) days of the Board action authorizing the restricted stock award.

The 1,000,000 shares of restricted common stock previously purchased by you on May 14, 2001 will continue to vest in accordance with the terms of the applicable Stock Purchase Agreements, each dated May 14, 2001, by and between the Company and you; provided that, each such agreement will be amended to provide that the Company’s Right of Repurchase (as defined therein) shall be exercisable when your employment terminates, not when your service as a director or advisor terminates, as previously provided therein.

7.	Employment At-Will: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time and the Company will not be obligated to continue your employment for any specific period. Both you and the Company may terminate the employment relationship, with or without cause, at any time, with or without notice.

8.	Employment Eligibility Verification: Please note that all persons employed in the United States, are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form 1-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work. Please note: the 1-9 form and valid identification are legal requirements and must be submitted within 3 days of your start date. If you do not submit the required documentation within the 3-day time frame, by law we cannot allow you to continue to work.

9.	Proprietary Information, No Conflicts: As a condition of employment, you agree to execute the Company’s standard form of Invention, Non-Disclosure and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

10.	Severance Agreement: If your employment is terminated by the Company without cause or by you for good reason, each as defined below, provided that you execute a severance agreement and release of claims provided by the Company you will be eligible for severance pay in the form of salary continuation until the earlier of: (1)12 months from date of termination or (2) the date on which you commence employment with another employer or commence working as a consultant or independent contractor, on either a full or part-time basis. (A condition for receipt of such severance shall be for you to use your best efforts to find such employment or other work relationship and provide moab, inc., with any and all documentation of such efforts as it may request.) All vesting of shares shall cease at the time of termination and you shall receive no other benefits following your termination, except as required by law.

“Cause” for termination shall be deemed to exist upon (a) good faith finding by the Company of failure by you to perform your assigned duties for the Company in a manner acceptable to the Company; (b) dishonesty, gross negligence or misconduct; or (c) your conviction, or the entry of a pleading of guilty or nolo contendere by you to, any felony or any crime involving moral turpitude, dishonesty, or theft.

“Good Reason” for termination shall be deemed to exist upon a significant diminution in your title, authority or duties or material reduction in your annual cash base compensation, in either case without your prior consent.

11.	Termination of Advisory Agreements. Upon your commencement of employment, each of the following agreements by and between moab, inc. and you will be terminated in its entirety and shall have no further force or effect: (i) Advisory Agreement dated May 14, 2001 and (ii) Consulting Agreement dated May 14, 2001.

Steve, all of us here at Moab are very enthusiastic about your commitment to joining the company and have the highest expectation of your future contributions.

Please indicate your understanding and acceptance of the foregoing terms of your employment by signing the enclosed copy of this letter and returning it to me no later than August 3, 2001. After that date, the offer will expire.

Very truly yours,
MOAB, INC.

/s/ James B. Tananbaum
James Tananbaum Director

The foregoing correctly sets forth the terms of my at-will employment by Moab, Inc.

/s/ Steven H. Holtzman	8/1/01
Steven H. Holtzman	Date